NEW IBERIA, LA – NYSE-MKT: TSH - Patrick Little, President and CEO of Teche Holding Company, the holding company for Teche Federal Bank, announced today that its Board of Directors authorized a stock repurchase plan to repurchase up to 3%, or approximately 60,000 shares, of the Company’s common stock.

 In announcing the stock repurchase plan, Little commented, “the Company’s Board of Directors believes that adoption of a stock repurchase plan demonstrates our continuing commitment to increasing shareholder value and reflects our belief that the Company’s stock represents a good investment opportunity.”

The repurchases will be made in accordance with the plan and are expected to be made from time to time in open-market and privately negotiated transactions, subject to availability of the stock, market conditions, the trading price of the stock and the Company’s financial performance.  Such repurchased shares may become treasury shares and utilized for general corporate and other purposes, including the issuances of shares pursuant to the Company’s stock benefit plans in order to mitigate the potentially dilutive effects of such plans.  The repurchase program is expected to be completed in 12 to 18 months.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in southern Louisiana and serves over 68,000 customers.  Teche Holding Company is the fourth largest publicly traded bank holding company based in Louisiana with over $860 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE-MKT

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time.   Teche Holding Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Teche Holding Company.

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